EXHIBIT 99.1



FOR IMMEDIATE RELEASE                                April 20, 2004
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For further information contact:                     Pamela G. Boone
                                                     Vice President Finance, CFO
                                                     636-733-1600

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                            MAVERICK TUBE CORPORATION
              Announces the Pending Acquisition of Texas Arai, Inc.

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     St.  Louis,  April  20,  2004 ----  Maverick  Tube  Corporation  (NYSE:MVK)
announced  today  that it has  signed a  definitive  agreement  to  acquire  the
business  and  assets  of  Texas  Arai,  Inc.  from  Grant  Prideco,   Inc.  for
approximately $20 million, subject to final working capital adjustments. Texas Arai is the largest independent provider of API and premium-grade couplings used to connect tubing and casing in oil and gas wells. Gregg Eisenberg, commenting on the acquisition said, "We are pleased to add Texas Arai to Maverick's tubular goods operations. Our consolidated coupling manufacturing capacity will be second to none. While the acquisition is small in scope, it will have a positive impact on cash flows and earnings." The acquisition, which is subject to customary closing conditions, is expected to close by the end of April.


     Maverick Tube Corporation is a St. Louis, Missouri, based manufacturer of tubular products used in the energy industry for drilling, production, well servicing and line pipe applications, as well as industrial tubing products (HSS, electrical conduit and standard pipe) used in various applications.

     This news release contains forward-looking information that is based on assumptions that are subject to numerous business risks, many of which are beyond the control of the Company. There is no assurance that such assumptions will prove to be accurate. Actual results may differ from these forward-looking statements due to numerous factors, including those described under "Risk Factors" and elsewhere in Maverick's Form 10-K for its year ended December 31, 2003.